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                                                                    EXHIBIT 12.1


           CITGO PETROLEUM CORPORATION AND SUBSIDIARIES (AS RESTATED)
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                    Year Ended December 31,
                                                 ------------------------------------------------------------
                                                   2002         2001         2000         1999         1998
                                                   ----         ----         ----         ----         ----
                                                                     (Dollars in Thousands)

Income before provision for income taxes          $ 275,885  $ 597,805    $ 494,637    $ 176,784    $ 353,955
  Distributions in excess of equity
     earnings of affiliates                          22,313     44,521       68,196       82,847       46,180
  Equity earnings (losses) in excess of
     distributions                                       --         --           --           --           --
  Interest                                           74,411     78,292       96,584      107,341      115,230
  Amortization of previously capitalized
     interest                                         3,876      3,859        3,709        3,076        2,858
  Portion of rent representative of
     interest factor                                 33,916     25,727       21,056       21,056       20,722
                                                  ---------  ---------    ---------    ---------    ---------
     Income as adjusted                           $ 410,401  $ 750,204    $ 684,182    $ 391,104    $ 538,945
                                                  =========  =========    =========    =========    =========
Fixed charges
  Interest expense                                $  74,411  $  78,292    $  96,584    $ 107,341    $ 115,230
  Capitalized interest                                3,700      2,000        4,000        7,000        5,000
  Portion of rent representative of
     interest factor                                 33,916     25,727       21,056       21,056       20,722
                                                  ---------  ---------    ---------    ---------    ---------
     Total fixed charges                          $ 112,027    106,019      121,640      135,397      140,952
                                                  =========  =========    =========    =========    =========
Ratio of earnings to
  fixed charges                                      3.66x        7.08x        5.62x        2.89x        3.82x